REAL ESTATE SALES CONTRACT


     THIS REAL ESTATE SALES CONTRACT (hereinafter referred to as the "Contract") is entered into by and between WATERFORD PARTNERS, a Texas general partnership (hereinafter referred to as "Seller") and WALDEN RESIDENTIAL PROPERTIES, INC., (hereinafter referred to as "Purchaser").

     FOR AND IN CONSIDERATION OF the premises and the respective covenants, agreements and obligations hereinafter set forth, Seller and Purchaser do hereby agree as follows:

                                1.

                        SALE AND PURCHASE

          1.1 Upon and subject to the terms and conditions hereinafter set forth, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, the following (hereinafter collectively referred to as the "Property"):

          (a) The real property being part of Lot 1, Block A, Waterford on the Meadow, an addition in the City of Plano, Collin County, Texas which real property is more particularly described on Exhibit "A" attached hereto, and incorporated herein, together with all rights, ways, privileges and appurtenances pertaining thereto, including any right, title and interest of Seller in and to any streets, alleys or rights-of-way adjoining said real property (hereinafter collectively referred to as the "Real Property");

          (b) All improvements and fixtures located on the Real Property, including, without limitation, the buildings located thereon, which are more commonly referred to as Waterford on the Meadow Apartments located at 1414 Shiloh Road, Plano, Collin County, Texas (hereinafter referred to as the "Improvements");

          (c) All personal property of every kind and character owned by Seller and situated on or used in connection with the Real Property and Improvements (hereinafter collectively referred to as the "Personal Property");

          (d) All leases and rental agreements with tenants of the Improvements (hereinafter collectively referred to as the "Tenant Leases"), and all security deposits paid by the Tenants in connection with the Tenant Leases (hereinafter collectively referred to as the "Tenant Deposits");

          (e) All management, employment, maintenance, service, equipment, garbage disposal, guard, security, pest control, and all other agreements, contracts, and leases (except Tenant Leases) concerning the operation, use, management, maintenance or lease of the Real Property, Improvements, and/or Personal Property, or any portion thereof (hereinafter collectively referred to as the ("Collateral Agreements").

                                2.

                          PURCHASE PRICE

     2.1 The Purchase Price for the Property (hereinafter referred to as the "Purchase Price") shall be Thirteen Million Five Hundred Fifty Thousand and 00/100 Dollars ($13,550,000.00), payable all in cash at Closing.

                                3.

                          EARNEST MONEY

     3.1 Upon execution of this Contract, Purchaser shall deposit with American Title Company located at 4950 Westgrove, Suite 100, Dallas, Texas 75248, to the attention of Ann Sutton (hereinafter referred to as the "Title Company"), cash in the amount of $25,000.00 (the "Initial Deposit") to assure prompt observance of this Contract by Purchaser.

     3.2 On the date of the expiration of the Inspection Period (as that term is defined in Paragraph 6.1 herein) and if Purchaser has not terminated this Contract pursuant to Paragraph 6.1 herein, then Purchaser shall deposit an additional Twenty-Five Thousand Dollars ($25,000.00) as earnest money with the Title Company (the "Additional Deposit"). The Additional Deposit together with the Initial Deposit shall be collectively referred to herein as the "Earnest Money Deposit".

     3.3 The Earnest Money Deposit shall be deposited by the Title Company and placed in an interest bearing account. All interest accruing thereon shall be for the benefit of Purchaser.

     3.4  The Earnest Money Deposit shall apply to the Purchase
Price at Closing.

                                4.

                           TITLE STATUS

     4.1 Within ten (10) days after the Effective Date (as hereinafter defined in Paragraph 14.11), Seller shall deliver to Purchaser a Commitment for Title Insurance, Texas standard form (hereinafter referred to as the "Commitment"), together with copies of all instruments and documents referred to therein as exceptions to title covering the Property, in the amount of the Purchase Price, in favor of Purchaser, pursuant to which the Title Company agrees, subject to the provisions thereof, to issue at Closing an Owner Policy of Title Insurance (hereinafter referred to as the "Owner Policy") to Purchaser.

     4.2 Purchaser shall have fifteen (15) days after the latest to be received of the Commitment, legible copies of all exception matters referenced in the Commitment and the survey (as hereinafter defined in Paragraph 5. 1), to provide to Seller written objections to the status of title to the Property. If such written objections have not been received by Seller prior to the end of the said fifteen (15) day period, Purchaser shall be deemed to have conclusively accepted and approved the status of title to the Property, as shown by the Commitment. If Purchaser does timely deliver to Seller such written objections, Seller shall have ten
(10) days from the receipt of the objections to attempt to cure such objections. If Seller is unable or unwilling to cure such objections within such ten (10) day period, Purchaser may either
(i) waive such objections in writing and purchase the Property notwithstanding such objections, (ii) extend Seller additional time, not later than the date of Closing, to cure such objections or (iii) terminate this Contract by written notice to Seller, in which event the Earnest Money Deposit shall be returned to Purchaser on demand, and neither Seller nor Purchaser shall have any further obligations hereunder.

     4.3 Seller shall deliver to Purchaser, at Closing, a Special Warranty Deed (hereinafter referred to as the "Deed") conveying fee simple title to the Property to Purchaser, subject to the exceptions to title contained in the Commitment approved, or waived, by Purchaser pursuant to Paragraph 4.2 hereof.

                                5.

                              SURVEY

     5.1 Seller shall provide to Purchaser, within five (5) days after the Effective Date, Seller's most recent survey (hereinafter referred to as the "Survey") of the Property prepared by a licensed surveyor or professional engineer. Upon the expiration of the Inspection Period, if Purchaser has not terminated this Contract, Seller will provide Purchaser with an updated and recertified survey, which survey shall be in form and content sufficient to delete the standard survey exception from the Owner Policy. Notwithstanding the foregoing, if Purchaser desires to have a current survey prior to the expiration of the Inspection Period, Purchaser shall notify Seller of said desire and Seller will order the updated Survey for Purchaser, however, Purchaser will pay for the cost of the updated Survey if Purchaser does not close this transaction.

     5.2 Purchaser shall provide to Seller, in writing, within fifteen (15) days after receipt of the latest to be received of the Commitment, legible copies of all exception matters referenced in the Commitment and the Survey, any objections to the Survey referred to in Paragraph 5.1 hereof. If such written notice has not been received by Seller prior to the end of said fifteen (15) day period, Purchaser shall be deemed to have conclusively accepted and approved the Survey. If Purchaser does timely deliver to Seller such written objections, Seller shall have ten (10) days from receipt of the objections to attempt to cure such objections. If Seller is unable or unwilling to cure such objections within such ten (10) day period, Purchaser may either: (i) waive such objections in writing and purchase the Property notwithstanding such objections, or (ii) terminate this Contract by written notice to Seller, in which event the Earnest Money Deposit shall be returned to Purchaser and neither Seller nor Purchaser shall have any further obligations hereunder. Upon receipt of the updated and recertified Survey, Purchaser shall have five (5) days to object in writing to any material items which appear on the Survey for the first time. If Purchaser so objects, Seller shall have until Closing to cure the objections or notify Purchaser of Seller's unwillingness to cure. If Seller is unable or unwilling to cure such material objections, Purchaser shall either: (i) waive such objections in writing and purchase the Property notwithstanding such objections, or (ii) terminate this Contract by written notice to Seller, in which event the Earnest Money Deposit shall be returned to Purchaser and neither Seller nor Purchaser shall have any further obligations hereunder.

                                6.

                    INSPECTION AND EXAMINATION

     6.1 Purchaser shall have until September 15, 1996 (hereinafter referred to as the "Inspection Period"), during which time, Purchaser, or Purchaser's authorized agent or representative, shall be entitled to enter upon the Property for the purpose of inspecting, examining and making tests upon the Property. If Purchaser, in Purchaser's sole discretion, is dissatisfied with the results of Purchaser's inspection of the Property, Purchaser may, by written notice delivered to Seller prior to the expiration of the Inspection Period, terminate this Contract in which event the Earnest Money Deposit shall be returned to Purchaser on demand, and neither Seller nor Purchaser shall have any further obligations hereunder. If Purchaser does not terminate this Contract by delivery of such written notice prior to the expiration of the Inspection Period, Purchaser shall be conclusively deemed to have accepted the Property in its present condition.

     6.2 Purchaser shall have the right to obtain an updated Environmental Report. In the event such Environmental Report is not acceptable to Purchaser, in Purchaser's reasonable discretion, Purchaser shall have the right to terminate the Contract prior to the expiration of the Inspection Period and receive a full refund of the Earnest Money Deposit. Purchaser agrees to commission this study within fifteen (15) days from the Effective Date.

     6.3 To facilitate Purchaser's inspection of the Property, Seller shall provide to Purchaser, at Seller's sole expense, within five (5) days from the Effective Date, the following:

          (a) Access to obtain copies of all tenant leases, at Purchaser's expense, and a Rent Roll, herein so called, for the Property, prepared as of the first day of the month in which this Contract is executed. Additionally, Seller will provide Purchaser access to Seller's records regarding expense and income in order to enable Purchaser to complete an audit of such records;

          (b) True copies of the most recent tax statements (both real estate and personal property taxes) on the Property;

          (c) An accurate schedule (the "Operating Schedule" ) reflecting, with respect to the Property for the twelve (12) month period preceding the month of execution of this Contract
     (i) all operating expenses and capital expenditures of the Property (ii) the aggregate rent collected from tenants of the Property during such period;

          (d) A true and complete inventory of all furnishings, fixtures, equipment and other personal property located upon and/or comprising the tangible items used in connection with the Property;

          (e) A true and complete list of all service and other agreements (the "Third Party Agreements") pertaining to the Property on which Seller is obligated showing: (i) the names of the parties to each agreement, (ii) the service rendered or to be rendered under each agreement, (iii) the compensation payable by Seller under each agreement, and (iv) the term and expiration date of each agreement;

          (f) Copies of all certificates of occupancy, licenses and permits required by law and issued by all governmental authorities having jurisdiction, if any, which may be in Seller's possession;

          (g) All environmental, engineering, pest control and other professional reports in the possession of Seller;

          (h) A copy of a tenant rent roll for the Property, showing actual occupancies, rentals, security deposits, assigned parking spaces (if any), free rent, rent concessions, tenant incentives, lease terms, unit numbers, and unit types. A current schedule of rental rates for each type of unit within the Property, and such other pertinent information regarding the tenant leases and rental units as is reasonably available to Seller;

          (i)  A copy of the standard form of tenant lease;

          (j) A copy of all utility bills for the Property for the previous twelve (12) months, excluding individually metered tenant utility bills; and a letter from each of the utility providers stating that the utilities are available to the Property; and

          (k) Copies of any pertinent litigation of safety related issues with respect to the Property.

     6.4 Purchaser agrees that if for any reason the Closing is not consummated, Purchaser will promptly return to Seller all materials furnished to Purchaser pursuant to Paragraph 6.2.

     6.5 Purchaser shall have the right to approve or disapprove during the Inspection Period any of the Third Party Agreements described in Paragraph 6.2(e) above existing on the Effective Date. Seller will not enter into any Third Party Agreements after the Effective Date that do not contain a clause that grants to Seller the right to terminate such agreement upon thirty (30) days notice. Any Third Party Agreement not acceptable to Purchaser must have a thirty (30) day cancellation clause and Seller will notify such third party of Purchaser's desire to terminate such agreement. If such Third Party Agreement cannot be terminated within thirty (30) days, Purchaser must purchase the Property subject to the terms of such Third Party Agreement or terminate the Contract.

                                7.

                             CLOSING

     7.1 The date of closing (hereinafter referred to as the "Closing Date") shall be, and the event of closing (hereinafter referred to as the "Closing'), shall occur on November 15, 1996, in the offices of the Title Company, at such hour as Seller and Purchaser may mutually agree, but otherwise at 10:00 a.m., local time. Provided, however, Purchaser shall have the right to a single extension of the Closing and the Closing Date of thirty (30) days if Purchaser shall provide Seller with written notice of Purchaser's election to so extend the Closing Date (and the Closing) before the fifth (5th) day preceding the originally scheduled Closing Date.

     7.2 All recordation fees and closing cost shall be borne by Seller and Purchaser in accordance with custom in the area in which the Property is situated. Provided, however, Seller shall pay for the Owner Policy and Purchaser shall pay the extra premium for the survey deletion in connection with the Title Policy.

     7.3 Real and personal property taxes for the then current tax year shall be prorated to the Closing Date. The proration shall be based on the taxes paid for the tax year 1996. No future adjustments for real and personal property taxes shall be made between the parties.

     7.4 In addition to the taxes, all rents paid under the tenant leases, expenses pursuant to the Third Party Agreements and municipal utilities shall be prorated as of the Closing Date. Provided, however, Seller shall be entitled to the full amount of any deposits then held by any utility companies and the amount thereof shall be an addition to the Purchase Price unless Seller elects, at its sole option, to obtain a refund of any deposit directly from any utility company holding same, in which event Purchaser shall be required to replace any such deposit if requested or required by the respective utility company. Any delinquent rents for the current month collected after Closing shall be delivered to Seller, in Seller's pro rata share. All tenant deposits paid to Seller under the Tenant Leases as reflected on the Rent Roll shall be paid to Purchaser at Closing.

     7.5 At Closing, Seller shall deliver to Purchaser the following documents which shall be duly executed and, where appropriate, acknowledged, together with any and all items or instruments necessary or appropriate thereto:

          (a)  The Deed;

          (b) The Owner Policy, containing no exception to title other than (i) the standard printed exceptions in Schedule B to the Commitment, the tax exception shall refer to taxes for the year 1996 and subsequent years, and subsequent assessments for prior years due to change in land usage or ownership and shall be endorsed "not yet due and payable" and (ii) those exceptions to title contained in Schedule B to the Commitment which are approved by Purchaser or waived by Purchaser pursuant to Paragraph 4.2 hereof;

          (c) An Affidavit required pursuant to Section 1445 of the Internal Revenue Code stating, under penalties of perjury, that Seller nor any other party so swearing, is a foreign person within the meaning of Section 1445 of the Internal Revenue Code;

          (d) A Bill of Sale transferring to Purchaser all of the Personal Property including but not limited to, tangible personal property and Third Party Agreements;

          (e) An Assignment of Tenant Leases and Deposits assigning all of Seller's right, title and interest in and to all Tenant Leases and security deposits, and other leases covering the Property. Seller shall also deliver to Purchaser the original leases, security deposit agreements, insurance policies and Third Party Agreements to Purchaser; and

          (f)  A Tenant Notification Agreement, dated the date of
     Closing, executed by Seller, notifying the tenants of the Property that the Property has been sold to Purchaser.

     7.6 At Closing, Purchaser shall deliver to Seller the cash funds referred to in Paragraph 2.1 hereof and the statutory notice to tenants as required by Section 92.105(b) of the Texas Property
Code.

     7.7 Possession of the Property shall be delivered to Purchaser at Closing.

                                8.

        SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     8.1 Seller's Representation and Warranties. Seller represents and warrants to Purchaser the following:

          (a) Seller has or will have at Closing good, indefeasible, and fee simple title to the Property, free and clear of all mortgages, liens, encumbrances, leases, tenancies, security interest, covenants, conditions restrictions, rights-of-way, easements, judgments or other matters affecting title other than those shown on Schedule B of the Commitment and otherwise permitted herein.

          (b) This Contract has been duly authorized and executed by Seller and is a valid and binding obligation of, and is enforceable, in accordance with its terms, against Seller. The documents delivered to Purchaser at Closing will be duly authorized and executed by Seller and will be a valid and binding obligation of, and will be enforceable in accordance with their terms, against Seller.

          (c) There is no pending or threatened condemnation or similar proceeding affecting the Property or any portion thereof, or pending public improvements, liens, or special assessments, in, about or outside the Property which will in any manner affect the Property or access to the Property, nor any legal action of any kind or character whatsoever affecting the Property which will in any manner affect Purchaser upon the consummation hereof, nor is any such action presently contemplated.

          (d) To the best of Seller's knowledge, Seller has complied with all applicable laws, ordinances, regulations, statutes, rules and restrictions pertaining to and affecting the Property. Performance of this Contract will not result in any breach of, or constitute any default under, or result in imposition of, any lien or encumbrance upon the Property under any agreement or other instrument to which Seller is a party or by which Seller or the Property might be bound.

          (e) Seller will operate and manage the Property in substantially the same manner it has been operated and managed and will maintain the physical condition of the Property in the same or better condition as it presently exists to the date of Closing, reasonable wear and tear excepted.

          (f) The rent roll delivered pursuant to Paragraph 6.2(h) is the Current Rent Roll. Not earlier than five (5) days prior to Closing, Seller shall deliver a Revised Rent Roll to Purchaser, certified by Seller in writing as true and correct which Revised Rent Roll shall set forth the following:

               (i)  the name of each tenant;

               (ii) the lease commencement and expiration dates;

               (iii)     the amount of any security deposits;

               (iv) a list of vacant space;

               (v)  the size and type of each vacant area; and

               (vi) the amount and description of any concessions.

          (g)  Except as expressly set forth in the Rent Roll:

               (i) To the best of Seller's knowledge, all of the information contained on the Rent Roll is, and will be, true, correct and complete as of its date.

               (ii) No rent under any Tenant Lease has been, or
                    prior to Closing will be, prepaid for a period in excess of thirty (30) days.

               (iii) No tenant has any right of first refusal or option with respect to the leasing of any portion of the Property.

               (iv) No one, including any tenant, has any option
                    or right of first refusal to purchase the Property or any part thereof.

               (v) To the best of Seller's knowledge, there are no oral agreements with anyone, including tenants, with respect to the Property or any portion thereof.

               (vi) All of the present Tenant Leases for rental
                    space in the Property are in writing, on a standard form (which form has been provided to Purchaser) and duly executed by all parties thereto, and, to the best of Seller's knowledge, are (A) in full force and effect and (B) valid and binding agreements of, and fully. enforceable in accordance with their terms against, the tenants.

               (vii) The Tenant Leases will not be amended in any way after the Effective Date, other than in the ordinary course of business, without the prior, written consent of Purchaser, which consent shall not be unreasonably withheld. Purchaser, unless it otherwise shall advise Seller in writing within five (5) days following Seller's request for such consent, shall be deemed to have consented to any such amendment.

               (viii) Except as stated in the Rent Roll, there are no uncured defaults on the part of any party to any of the Tenant Leases, and Seller is in full compliance with all of lessor's obligations thereunder.

               (ix) None of the rentals due or to become due under
                    such leases will be assigned, encumbered, or subject to any liens at the Closing other than the Permitted Exceptions.

               (x) Except as disclosed to Purchaser by Seller in writing, at the time of Closing, all tenants will be paying charges for electricity consumed in their space, including heating and air conditioning, on an individually metered basis.

          (h) The Operating Statement delivered pursuant to Paragraph 6.2(c) is the most recent monthly statement of income and expense in connection with the operation and maintenance of the Property. The balance of such statements for the preceding months shall be made available to Purchaser promptly upon request.

          (i) No action has been taken with respect to work performed or delivery of material which would give rise to a lien on the Property. At Closing, there will be no claim in favor of any person or entity which is or could become a lien on the Real Property, the Improvements, or the Personal Property, arising out of the furnishing of labor or materials, other than claims or liens arising from acts of Purchaser; there will be no unpaid assessments against the Property, except for Property taxes assessed but not due and payable at the time of Closing; and there will be no claim in favor of any person or entity (including the present management company) for any unpaid commissions or fees for leasing of the Property. In the event of any such claims at Closing, Seller, at its option and in lieu of the foregoing, either may: (i) establish with the Title Company an escrow of funds in an amount and upon conditions reasonably acceptable to Seller and Purchaser, or (ii) provide a bond in favor of purchaser or Title Company (or Title Company's underwriter) in such amount, upon such conditions and for such purposes as may be satisfactory to Purchaser, Seller and Title Company, in either case for the purpose of providing for such claims and/or inducing the Title Company to insure Purchaser's title to the Property free and clear of such claims.

          (j) Seller agrees that benefits or compensations accrued prior to Closing, and due or claimed to be due either before or after Closing, to employees or former employees of Seller shall constitute obligations of Seller only, and Seller agrees to indemnify and hold Purchaser harmless from all such obligations and claims.

          (k) Seller will not borrow any money or do, or fail to do, any other act or thing which would cause the Real
     Property, the Improvements or any Personal Property to become pledged or otherwise utilized as collateral or in any way stand as security for any indebtedness or obligation.

          (l) All ad valorem taxes and personal property taxes, together with all assessments or other charges for utilities, roads or the widening of such roads, or any other fees imposed by any governmental authority with respect to the Property, have been paid in full. The ad valorem taxes, personal property taxes and special assessments pertaining to the Property for calendar year 1995 were in the aggregate amount of $242,107.00. The ad valorem and personal property taxes pertaining to the Property for the calendar year 1996 have been assessed at $10,318,000.00. However, invoices for any ad valorem or personal property taxes and special assessments have not yet been received by Seller for calendar year 1996 as of the date of Seller's execution hereof. In the event Seller receives any further invoices, notices or assessments that should be included in the figure listed in this Subparagraph
     (1), Seller will provide copies of same to Purchaser on or prior to the Closing Date.

          (m) The representations, warranties and covenants of the Seller contained in this Agreement or in any document delivered to Purchaser pursuant to the terms of this Agreement (whether in this Section 8 or elsewhere): (i) shall be true and correct in all material respects and not in default at the time of Closing, just as though they were made at such time, and Seller shall deliver to Purchaser, at Closing, an affidavit to that effect. However, it is expressly agreed and understood that the representations, warranties, and covenants will merge with the Deed and will not survive the Closing of this transaction.

          (n) All rental units shall be in "market ready", rentable condition as of the date of Closing. Provided, however, Seller and Purchaser acknowledge that rental units that are vacated within five (5) business days prior to the date of Closing, will be in varying conditions of "make-ready" for leasing, as is ordinary in Seller's course of business.
     As to any units that are not in "market ready", rentable condition as of the date of Closing, Purchaser and Seller understand and agree that Purchaser shall be entitled to a credit against the Purchase Price at Closing an amount equal to the amount agreed upon at Closing by Purchaser and Seller as being required to put in "market ready", rentable condition any units that are not in such condition as of the date of the Closing. Notwithstanding the foregoing, Seller will not be required to pay an amount in excess of $500.00 per unit not in "market ready", rentable condition. Purchaser shall have the right to re-inspect the Property during the period commencing not earlier than five (5) days prior to the Closing and ending on the Closing solely for purposes of verifying the maintenance of the Property in accordance with this Contract.

          (o) To the best of Seller's knowledge, no Hazardous Materials are located on or about the Property. For purposes of this Paragraph the phrase, "To the best of Seller's knowledge", is strictly limited to the information contained in an environmental report prepared in connection with Seller's acquisition of the Property. Seller agrees to provide Purchaser with a copy of such environmental report.

          (p) To the best of Seller's knowledge, the Improvements and Personal Property are in good working order and are structurally sound. For purposes of this Paragraph, the phrase, "To the best of Seller's knowledge", is strictly limited to the information contained in an engineer's report prepared in connection with Seller's acquisition of the Property. Seller agrees to provide Purchaser with a copy of such engineer's report.

          (q) Except as otherwise specifically stated in this Contract, Seller shall disclose to Purchaser any and all information Seller may have in its possession regarding the following, but Seller hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning: (i) the nature and condition of the Property, including, "without limitation, the water, soil and geology, and the suitability thereof and of the Property for any and all activities and uses which Purchaser may elect to conduct thereon, and the existence of any environmental hazards or conditions thereon (including the presence of asbestos) or compliance with all applicable laws, rules or regulations; (ii) except for any warranties contained in the Deed to be delivered by Seller at the Closing, the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; and (iii) the compliance of the Property or its operation with any laws, ordinances or regulations of any government or other body. Purchaser acknowledges that it will inspect the Property and, except for the specific representations, warranties and covenants contained herein, Purchaser will rely solely on its own investigation of the Property and not on any information provided or to be provided by Seller. Purchaser further acknowledges that the information provided and to be provided with respect to the Property was obtained from a variety of sources and Seller:
     (i) has not made any independent investigation or verification of such information; and (ii) does not make any representations as to the accuracy or completeness of such information, except for the specific representations, warranties and covenants contained herein. THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" BASIS, AND PURCHASER EXPRESSLY ACKNOWLEDGES THAT, IN CONSIDERATION OF THE AGREEMENTS OF SELLER HEREIN, EXCEPT AS OTHERWISE SPECIFIED HEREIN, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN RESPECT OF THE PROPERTY. NOTHING IN THIS PARAGRAPH SHALL BE CONSTRUED OR DEEMED TO CONSTITUTE OR CREATE AN AFFIRMATIVE OBLIGATION OF SELLER TO UNDERTAKE ANY ACTION OR TO INCUR ANY EXPENSE IN PROCURING ANY INFORMATION OR REPORT RELATING TO SELLER'S OBLIGATIONS HEREUNDER.

     8.2 Notwithstanding the provisions of Paragraph 8.1, if, within ten (10) days from the date this Contract is fully executed, Seller gives written notice that any representation or warranty contained in this Paragraph 8.1 is incorrect, Seller will not be bound by such representation or warranty. However, within ten (10) days after Seller's delivery of such notice to Purchaser, Purchaser may terminate this Contract (in which event the Earnest Money Deposit shall be immediately returned to Purchaser).

                                9.

                             DEFAULT

     9.1 In the event that Purchaser shall fail to purchase the Property in accordance with the terms and conditions of this Contract, or otherwise default in the performance of Purchaser's obligations pursuant to this Contract, for any reason whatsoever other than Seller's default or as otherwise permitted hereunder, Seller shall be paid and shall retain the Earnest Money Deposit as liquidated damages as Seller's sole remedy hereunder.

     9.2 In the event that Seller shall default in the performance of Seller's obligations hereunder, for any reason whatsoever other than Purchaser's default or as otherwise permitted hereunder, as Purchaser's only remedies hereunder, Purchaser may, at Purchaser's option: (i) purchase the Property notwithstanding such default pursuant to the remaining terms and provisions of this Contract, in which event such default shall be deemed waived, (ii) terminate this Contract, in which event Purchaser shall be entitled to return of Purchaser's Earnest Money Deposit, and neither Seller nor Purchaser shall have any further obligation hereunder, or (iii) seek specific performance of this Contract.

                               10.

                          CASUALTY LOSS

     10.1 If, prior to the date of the Closing, all or any material portion of the Property is either destroyed, damaged by fire or other casualty, Purchaser shall have the right to cancel this Contract by written notice to Seller and the Title Company within ten (10) days after delivery to Purchaser of notice of the occurrence of any such event (and the Closing shall be extended such additional time as is necessary to make such election). Provided, however, failure to so elect shall be deemed an election by Purchaser to complete Purchaser's purchase obligations hereunder. If, upon any such occurrence, Purchaser elects or is deemed to have elected to complete Purchaser's purchase obligations hereunder, Purchaser shall be entitled to receive all insurance proceeds, as compensation for such loss and Seller shall, in this regard, execute all documents and perform such acts as shall be necessary or proper for Purchaser to receive such proceeds. In the event Purchaser elects to complete the purchase of the Property and accept an assignment of the insurance proceeds, Seller agrees to pay to Purchaser an amount equal to the insurance policy deductible.

                               11.

                   BROKER FEES AND COMMISSIONS

     11.1 Seller and Purchaser each hereby warrant and represent to the other that all claims for brokerage fees, commissions or finders' or other similar fees in connection with the transactions contemplated in this Contract, insofar as such claims shall be based on agreements made by either of the parties, shall be paid by the party making such agreements, and the party hereto making such agreement does hereby indemnify and hold the party hereto which does not make such agreement harmless from and against all liability, loss, cost, damage or expense (including but not limited to reasonable attorney's fees and costs of litigation) which the party hereto which does not make such agreement shall suffer or incur because of any claim by any broker, agent or finder claiming any compensation pursuant to such agreement with respect to the sale and purchase of the Property or the execution of this Contract. The provision of this Paragraph 11.1 shall survive Closing.

     11.2 Seller shall pay to Windsor Advisors, L.C. d/b/a Windsor Realty Advisors (R.J. Hall) (hereinafter referred to as "Realtor"), a commission in cash equal to three percent (3%) of the Purchase Price. Provided, however, such commission shall be payable only in the event that the sale of the Property as contemplated in this Contract is consummated.

                               12.

                              NOTICE

     12.1 All notices, objections and approvals referred to in this Contract must be given in writing and will be effective on the day the notice is: (i) actually received by the addressee thereof after being sent by overnight delivery (such as Federal Express) or having been personally hand delivered by the sender or (ii) deposited in the United States Mail, postage prepaid, registered or certified mail, return receipt requested, and properly addressed to the party to receive said notice, or (iii) sent to the addressee by telecopier, facsimile or similar transmitting machine. The notice addresses of the parties shall be those specified below unless modified in writing by the appropriate party:

     SELLER:

     Waterford Apartments Partners
     4950 Westgrove, Suite 120
     Dallas, Texas 75248
     (214) 931-2131
     (214) 248-1637 (Facsimile)

     With a copy to:

     Mr. R. Steven Jones
     Hesse & Jones, P.C.
     4950 Westgrove, Suite 100
     Dallas, Texas 75248
     (214) 733-3117
     (214) 733-3119 (Facsimile)

     PURCHASER:

     Walden Residential Properties, Inc.
     5400 LBJ Freeway
     Suite 400, L.B. 45
     Dallas, Texas 75240
     (214) 788-0510
     (214) 788-1550 (Facsimile)

     With a copy to:

     Ms. Robin Minick
     Munsch, Hardt, Kopf, Harr & Dinan
     4000 Fountain Place
     1445 Ross Avenue
     Dallas, Texas 75202-2790
     (214) 855-7500
     (214) 855-7584 (Facsimile)

                               13.

                           CONTINGENCY

     13.1 This Contract is expressly subject to the provisions of Addendum Eight of the First Deed of Trust and Security Agreement recorded under Clerk's File Number 24586 of the Deed Records, Collin County, Texas, executed by Seller which grants General Electric Capital Corporation a "First Option to Purchase" the Property. Seller will use Seller's best efforts to secure within ten (10) days from the Effective Date, the waiver of General Electric Capital Corporation of its First Option to Purchase. In the event General Electric Capital Corporation exercises the First Option to Purchase in accordance with the terms of the above described deed of trust, this Contract shall terminate and the Earnest Money Deposit shall be returned to Purchaser and neither Purchaser nor Seller shall have any further obligations to the other.

     13.2 This Contract is expressly contingent upon Seller using Seller's best efforts to obtain the approval and consent of any lienholder to the herein proposed sale and the agreement of such lienholder to release any and all liens or security interests it holds with regard to the Property on or before ten (10) days from the Effective Date. In the event Seller is unable to obtain the approval within the above described time period, this Contract shall terminate and the Earnest Money Deposit shall be returned to Purchaser and neither Purchaser nor Seller shall have any further obligations to the other.

                               14.

                          MISCELLANEOUS

     14.1 The execution of this Contract by the first party constitutes an offer to buy or sell the Property. Unless this Contract is accepted by the other party within five (5) working days from the execution of this Contract by the first party, and a fully executed copy is delivered to the Title Company, the offer of this Contract shall be automatically revoked and terminated.

     14.2 This Contract and all of the terms, provisions and covenants contained herein shall apply to, be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

     14.3 The captions employed in this Contract are for convenience only and are not intended in any way to limit or amplify the terms and provisions of this Contract.

     14.4 Time is of the essence of this Contract.

     14.5 This Contract shall be construed in accordance with the laws of the State of Texas, and venue for any cause of action arising hereunder shall lie in Dallas County, Texas.

     14.6 This Contract contains the entire agreement of the parties with respect to the subject matter hereof, and shall not be varied, amended, or superseded except by written agreement between the parties hereto.

     14.7 This Contract may be executed in counterparts, each of which shall constitute an original and all which taken together shall constitute an original and all which taken together shall constitute a single agreement.

     14.8 The Purchaser hereby acknowledges that, at the time of the execution of this Contract, the undersigned Realtor advised the Purchaser by this writing that the Purchaser should have the abstract covering the real estate which is the subject of this Contract examined by an attorney of the Purchaser's own selection or that the Purchaser should be furnished with or obtain a policy of title insurance.

     14.9 The Realtor, its agents and/or employee's may act in the dual capacity of broker and undisclosed principal in the transaction described hereunder.

     14.10 If any date of significance hereunder falls upon a Saturday, Sunday or recognized Federal holiday, such date will be deemed moved forward to the next day which is not a Saturday, Sunday or recognized Federal holiday. The terms "working day" shall mean days elapsed exclusive of Saturday, Sunday or recognized Federal holidays.

     14.11 This Contract (or a counterpart hereof) must be executed by Purchaser and Seller and a fully executed copy hereof (or executed counterparts) deposited with the Title Company not later than five (5) days after execution hereof by the latter of Purchaser or Seller (the actual date of deposit being herein referred to as the "Effective Date"), or this Contract shall become null, void and of no effect whatsoever.








           [SIGNATURE OF PARTIES ON THE FOLLOWING PAGE]

                              SELLER:

                              WATERFORD APARTMENTS PARTNERS,
                              a Texas general partnership

Date Executed by Seller            By:  W.M. Apartments, Inc.,
                                   a Texas corporation

                              Its: Managing Partner


                                   By:
                                        R. Mark Pitzer
                                        President


                              PURCHASER:

                              WALDEN RESIDENTIAL PROPERTIES, INC.


Date Executed by Purchaser              By:
                              Printed Name:
                              Title:


REALTOR:

WINDSOR REALTY ADVISORS, INC.


By:
     R. J. Hall

                   ACCEPTANCE BY TITLE COMPANY

     The undersigned title company, AMERICAN TITLE COMPANY, referred to in the foregoing Contract as the "Title Company", hereby acknowledges receipt of a fully executed copy (or executed counterparts) of the foregoing Contract and $25,000.00 of the Earnest Money Deposit referred to therein, and accepts the obligations of the Title Company as set forth therein.


                                   By:

                                   Date:
                                        "Effective Date"

GF#    165133

Mortgagee Policy No. 44-J3-51-165133


                           DESCRIPTION

BEING part of Lot 1, Block A. Waterford on the Meadow, an addition in the city of Plano, according to the Plat recorded in Volume D, Page 144, Map Records, Collin County, Texas and being more particularly described by metes and bounds as follows:

BEGINNING at a 1/2 inch iron rod set for corner, said iron rod being at the intersection of the South Right-of-Way line of Shorecrest
Drive and the East Right-of-Way line of Shiloh Road ( 140' ROW);

THENCE North 88 degrees 33 minutes 10 seconds East following the South ROW line of said Shorecrest Drive a distance of 578.91 feet to a 1/2 inch iron rod set for corner at the Northeast corner of said Lot 1, said iron rod also being in the West line of Ridgewood Sixth Section as recorded in Volume B, Page 318, Plat Records, Collin County, Texas;

THENCE South 01 degrees 26 minutes 50 seconds East passing at
152.34 feet the southwest corner of said Ridgewood Sixth Section and the northwest corner of Ridgewood No. 7 (Replat) as recorded in Volume C, Page 718, Plat Records, Collin County, Texas, also passing at 1139.89 feet the southwest corner of said Ridgewood No. 7 in all a distance of 1724.88 feet to a 1/2 inch iron rod set for corner at the southeast corner of said Lot 1, said iron rod also being in the North Right-of-Way line of F.M. 544 (a 95' ROW);

THENCE South 88 degrees 19 minutes 30 seconds West following the
North ROW line of said F.M. 544 a distance of 268.08 feet to a 1/2 inch iron rod set for corner;

THENCE South 88 degrees 50 minutes 30 seconds West following the
North ROW line of said F.M. 544 a distance of 21.30 feet to a 1/2 inch iron rod set for corner;

THENCE North 01 degrees 09 minutes 30 seconds West a distance of
205.00 feet to a 1/2 inch iron rod set for corner;

THENCE South 88 degrees 33 minutes 10 seconds West a distance of
332.09 feet to a 1/2 inch iron rod set for corner in the East Right-of-Way line of said Shiloh Road;

THENCE North 01 degrees 05 minutes 30 seconds West following the East ROW line of said Shiloh Road a distance of 68.89 feet to a 1/2 inch iron rod set for corner at the beginning of a curve to the right which center bears North 88 degrees 54 minutes 30 seconds East a radius distance of 1872.52 feet;

THENCE along said curve to the right following the East ROW line of said Shiloh Road, through a central angle of 7 degrees 59 minutes
00 seconds and an arc distance of 260.91 feet to a 1/2 inch iron rod set for corner, said iron rod being at the point of reverse curve which center bears North 83 degrees 06 minutes 30 seconds West a radius distance of 2016.38 feet;

THENCE along said curve to the left following the East ROW line of said Shiloh Road through a central angle of 8 degrees 20 minutes 20 seconds and an arc distance of 293.47 feet to a 1/2 inch iron rod set for corner;

THENCE North 01 degrees 26 minutes 50 seconds West following the
East ROW line of said Shiloh Road a distance of 899.58 feet to the POINT OF BEGINNING and containing 953,377 square feet or 21.887 acres of land.